EXECUTION COPY

ASSET PURCHASE AGREEMENT dated as of August 17, 2005 among VivoQuest, Inc., a Delaware corporation (“Seller”), and XTL Biopharmaceuticals Inc., a Delaware corporation (“Purchaser”).

In consideration of the mutual covenants, representations and warranties made herein and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE OF THE ASSETS

Section 1.1 Assets. Subject to and upon the terms and conditions set forth in this Agreement, at the closing of the transactions contemplated hereby (the “Closing”), Seller shall sell, transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase and acquire from Seller, all right, title and interest of Seller in and to all properties, assets and rights of every nature, kind and description, tangible and intangible (including goodwill), whether accrued, contingent or otherwise, that relate to or are used or held for use in the Business (such term and other capitalized terms used herein being defined in Article X) (collectively, the “Assets”), including without limitation the following Assets:

(a) all computer hardware, furniture, furnishings, equipment, machinery and other tangible personal property;

(b) all rights under the Contracts listed on Schedule I (the “Included Contracts”);

(c) all notes and accounts receivable (in all cases, whether or not billed) and the benefit of any security therefor;

(d) all Books and Records; and

(e) to the extent their transfer is permitted by applicable Law, all Governmental Approvals, including all applications therefore.

Without limitation of the foregoing, the Assets shall include the assets of Seller listed on Section 1.1 of the Seller Disclosure Schedule (as defined below). At the Closing, the Assets shall be transferred or otherwise conveyed to Purchaser free and clear of all Liens excepting only Permitted Exceptions.

Section 1.2 Excluded Assets. Notwithstanding Section 1.1, Seller shall retain Seller’s right, title and interest in and to the following assets (collectively, the “Excluded Assets”):

(a) all cash and cash equivalents of Seller (it being understood that all such cash and cash equivalents shall be applied to reduce Seller’s pre-Closing liabilities);

(b) all Intellectual Property and technology, including the compounds and compound libraries (the “Licensed Property”), subject to that certain License Agreement dated as of the date hereof between Seller and Purchaser (the “License Agreement”);

(c) insurance policies and causes of action, lawsuits, claims, demands, rights of recovery and set-off under or with respect to, and the proceeds of, insurance policies;

(d) causes of action, lawsuits, claims, demands, and rights of recovery and set-off with respect to any Excluded Assets or Excluded Liability;

(e) prepaid Taxes and any claims for any refund, rebate or abatement with respect to Taxes for any period or portion thereof through the date (the “Closing Date”) of the Closing;

(f) subject to the last paragraph of this Section 1.2, Contracts other than Included Contracts;

(g) any and all income tax returns and related workpapers used to prepare the same for periods ending on or prior to the Closing Date;

(h) all Employee Benefit Plans, and Pension Plans; and

(i) the rights of Seller under this Agreement and the other Transaction Documents.

Notwithstanding the foregoing, Purchaser shall have the sole and exclusive right, but shall not be required, to enforce the provisions of the Contracts that are not Included Contracts (the “Excluded Contracts”) relating to the allocation of Intellectual Property rights, confidentiality obligations, publication restrictions and all related matters. Should Purchaser elect to bring a claim or be required to defend a claim involving any such matter, Purchaser shall have the right, at its sole expense, to join Seller as a party for such purpose.

Purchaser may elect at any time prior to, on or after the Closing Date to have any Excluded Contract (other than one relating to a scientific advisory or consulting relationship) included in the Assets in its sole discretion and, if Purchaser elects to have any such Excluded Contract included in the Assets, such Excluded Contract shall thereupon become an Included Contract (and, to the extent applicable, a Delayed Asset). Notwithstanding Section 2.3, with respect to any such Excluded Contract that Purchaser elects to include in the Assets after the Closing Date, Purchaser shall assume only liabilities and obligations of Seller under such Excluded Contract included that, by the terms of such Excluded Contracts, arise after the date of assignment, relate to periods following the assignment and are to be observed, paid, discharged, or performed as the case may be, at any time after the assignment. With respect to Seller’s scientific advisory and consulting relationships with Charles Rice, David Ho, Gregory Verdine, Chi-Huey Wong and K.C. Nicolau Seller shall, to the extent desired by Purchaser, use its best reasonable efforts to cause such persons to enter into comparable scientific advisory and consulting relationships with Purchaser following the Closing (including by way of assignment of any prior agreement if the advisor consents to such assignment), provided that the entry by such persons into scientific advisory and consulting relationships with Purchaser shall not be a condition to the Closing.

Section 1.3 Required Consents. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign or transfer any Asset or interest therein as to which (i) an assignment or transfer thereof or an attempt to make such an assignment or transfer without a Consent (a “Required Consent”) would constitute a breach or violation thereof or of applicable Law, or would adversely affect the rights or obligations thereunder to be assigned or transferred to or for the account of Purchaser and (ii) all such Required Consents shall not have been obtained with respect to such Asset or interest therein prior to the Closing. Any transfer or assignment to Purchaser by Seller of any such Asset or interest therein (a “Delayed Asset”), and any assumption by Purchaser of any corresponding Assumed Liability (a “Delayed Liability”), shall be made subject to all such Required Consents in respect of such Delayed Asset being obtained. If there are any Delayed Assets, Seller shall use its reasonable best efforts to obtain all Required Consents in respect thereof as promptly as practicable following the Closing without any further cost to Purchaser or any of its Affiliates. Until all Required Consents with respect to each Delayed Asset (other than one relating to a scientific advisory or consulting relationship) have been obtained, (a) Seller shall hold the Delayed Asset on behalf of Purchaser, (b) Seller shall cooperate with Purchaser for no additional consideration in any lawful arrangement (including subleasing or subcontracting, or performance thereunder by Seller as Purchaser’s agent) to provide Purchaser with all of the benefits of or under any such Delayed Asset, (c) to the extent of any benefits received by or for the account of Purchaser under clause (b) above, Purchaser shall assume and perform any corresponding Delayed Liabilities and (d) Seller shall otherwise enforce and perform for the account of Purchaser and as directed by Purchaser any other rights of Seller arising from such Delayed Asset. At such time and on each occasion after the Closing Date as all Required Consents with respect to a Delayed Asset have been obtained, such Delayed Asset shall automatically be transferred and assigned by Seller to Purchaser for no additional consideration, and all corresponding Delayed Liabilities shall be simultaneously assumed by Purchaser, without the need for any further act on the part of any party.

ARTICLE II

PURCHASE PRICE AND CLOSING

Section 2.1 Purchase Price; Allocation. i) The consideration for the Assets (the “Purchase Price”) shall consist of (i) a number of unregistered ordinary shares, par value NIS 0.02 per share (“Parent Ordinary Shares”), of XTL Biopharmaceuticals Ltd., an Israeli corporation (“Parent”) equal to the quotient of (x) $450,000, divided by (y) the Fair Market Value of one Parent Ordinary Share as of the Closing Date (the “Shares”) and (ii) the assumption by Purchaser at the Closing of the Assumed Liabilities. On the Closing Date, Purchaser shall deliver to the transfer agent for the Parent Ordinary Shares irrevocable instructions to issue the Shares in the name of Seller. The Shares shall be issued without any deduction in respect of withholding taxes.

(b) The Purchase Price shall be allocated by Purchaser among the Assets in the manner required by Section 1060 of the Code and regulations thereunder. Purchaser shall deliver to Seller a copy of such allocation within seventy five (75) days after the Closing. The portion of the Purchase Price, if any, allocated to one or more covenants set forth in a Transaction Document shall not be offered by any party hereto as evidence, or otherwise taken into account, in connection with a determination of the damages arising from a breach of any such covenant. Purchaser and Seller shall file on a timely basis with the IRS substantially identical initial and supplemental IRS Forms 8594 consistent with such allocation. Purchaser and Seller agree, for all Tax purposes, to report the transactions effected pursuant to the Transaction Documents in a manner consistent with the terms of this Agreement (including the Purchase Price allocation prepared by Purchaser) and neither of them shall take a position on any Tax return, before any Tax authority or in any judicial proceeding that is, in any manner, inconsistent with such allocation without the consent of the other or unless specifically required pursuant to a determination by an applicable Tax authority. The parties shall promptly advise one another of the existence of any Tax audit, controversy or litigation related to any allocation hereunder.

Section 2.2 Closing Date. The Closing shall, subject to Section 9.4, take place at the Law Office of Kenneth G. Alberstadt PLLC, 111 Broadway, 18th Floor, New York, New York 10006 at 10:00 a.m. on the earlier of (i) a date determined by Purchaser, which date shall be within two weeks after American Depository Receipts for the Parent Ordinary Shares begin trading on NASDAQ and (ii) September 22, 2005, provided that the conditions set forth in Sections 5.1 and 5.2 have been satisfied (or waived by the party entitled to waive such conditions). At the Closing, the parties shall make the deliveries provided for in Section 2.1 and Article VI hereof. The Closing shall become effective as of 11:59 P.M. EST on the Closing Date.

Section 2.3 Assumption of Liabilities . Subject to the terms and conditions set forth herein, at the Closing, Purchaser shall assume and agree to pay and discharge when due all liabilities and obligations of Seller under Included Contracts included in the Assets that, by the terms of such Included Contracts, arise after the Closing, relate to periods following the Closing and are to be observed, paid, discharged, or performed as the case may be, at any time after the Closing and no other liabilities or obligations of Seller (the “Assumed Liabilities”). Liabilities and obligations for periods that include the Closing Date shall be allocated on a per diem basis.

Section 2.4 Excluded Liabilities. Purchaser shall not be responsible for any Liabilities, obligations or commitments of Seller that are not specifically set forth in Section 2.3 (collectively, the “Excluded Liabilities”). In addition, notwithstanding anything to the contrary in this Agreement (including Section 2.3), Purchaser shall not be responsible for any of the following (each of which shall also constitute Excluded Liabilities):

(a) any Liability relating to any cause of action or judicial or administrative action, suit, proceeding or investigation, (i) pending or threatened on or prior to the Closing Date, or (ii) relating to Excluded Assets or Excluded Liabilities;

(b) any Liability relating to any failure or alleged failure to comply with, or any violation or alleged violation of, (i) any Law, Order or Governmental Approval applicable to the Business or the Assets, including without limitation any Tax Law or any Law relating to employment practices, or (ii) any Contract, in each case which failure or violation occurred or was alleged to have occurred on or prior to the Closing Date;

(c) any Liability, severance obligation, termination fee or other obligation or commitment relating to or arising out of (i) the employment by Seller of any of its employees or the engagement by Seller of any of its independent contractors (or any employee of an independent contractor), (ii) any Employee Benefit Plan or Pension Plan, including any sponsorship, administration or contribution obligation of any Person under any Employee Benefit Plan or Pension Plan or the termination prior to any such assumption of any Employee Benefit Plan or Pension Plan or (iii) the termination of employment or engagement of any employee or independent contractor of Seller, including as a consequence of any constructive termination resulting from the consummation of the transactions contemplated by the Transaction Documents;

(d) any Liability relating to any infringement or alleged infringement of the rights of any other Person arising out of the use of any Intellectual Property in connection with the Business on or prior to the Closing Date;

(e) any Liability for (i) any Taxes attributable to Seller, or (ii) for Taxes attributable to the Assets or the Business with respect to any taxable period (or portion thereof) ending on or prior to the Closing Date;

(f) any Liability relating to any Excluded Asset; or

(g) any Liability imposed by any Environmental Law and incurred in connection with (i) conditions existing or events occurring on or prior to the Closing Date on Seller Property (as defined below), (ii) any real property, business entities or assets, whether domestic or foreign, formerly owned, leased, occupied or operated by or in connection with the Business on or prior to the Closing Date or (iii) the transportation or disposal of any Hazardous Materials to or at any offsite facility or location by or in connection with the Business occurring prior to the Closing Date.

For purposes of Section 2.4(g), in the case of any taxable period that begins before and ends after the Closing Date (a “Straddle Period”), the amount of any Tax for the portion of such taxable period ending on the Closing Date shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period through the Closing Date and the denominator of which is the number of days in such Straddle Period.

Section 2.5 Transferability; Legending of Shares. (a) Seller acknowledges that the Shares are being acquired pursuant to an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”) and that the Shares may be transferred only pursuant to an effective registration statement or an exemption from registration under the Securities Act. Seller represents that it is familiar with Rule 144 under the Securities Act. Seller shall not be permitted to transfer any Shares in the absence of an effective registration statement unless Seller has furnished Parent with an opinion of counsel, reasonably satisfactory to Parent, that such disposition does not require registration of such Shares under the Securities Act. It is agreed that Parent will not require opinions of counsel for transfers made pursuant to Rule 144 if Parent is provided with any certificates or other evidence of compliance with Rule 144 reasonably required by it in connection with such transfer (including without limitation a copy of the relevant Form 144).

(b) It is understood that the certificates evidencing the Shares shall bear a legend to the following effect:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SECURITIES MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT WITH RESPECT THERETO OR AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTES OF SUCH ACT.

The certificates evidencing the Shares may also bear any legends required by applicable blue sky laws.

(c) (i) The Shares shall be freely tradeable on the London Stock Exchange (for so long as the Parent Ordinary Shares are listed on the London Stock Exchange), subject to any restrictions imposed on a party to any transaction executed on the London Stock Exchange by the Laws of a country other than the United Kingdom to which such party is subject, including the other provisions of this section 2.5).

(ii). In the event any of the Shares evidenced by a certificate bearing a restrictive legend as provided in Section 2.5(b) above are transferred by Seller or a transferee of Seller pursuant to Rule 904 under the Securities Act, as currently in effect, Purchaser shall cause Parent to instruct the transfer agent for the Parent Ordinary Shares to issue shares upon transfer free of any restrictive legend or notation if Purchaser is presented with a written certification to the following effect from the transferor in such transfer:

The undersigned registered holder is selling some or all of the shares evidenced by the accompanying certificate in a resale transaction in compliance with Rule 904 under the United States Securities Act of 1933, as amended.

Any unsold balance of the shares represented by such certificate will continue to bear a restrictive legend until such time as they are the subject of a transaction executed in accordance with this Section 2.5(c) or until such legend may otherwise be removed in the opinion of counsel to Parent.

Section 2.6 Certain Transactions; Share Lock-up. (a) In the event of a merger, consolidation or other transaction (a “Conversion Transaction”) as a result of which substantially all of the outstanding Parent Ordinary Shares are converted into the right to receive, in whole or in part, equity securities, if such equity securities are traded on a recognized securities exchange or interdealer quotation system, in the United States, Europe or Israel, or another securities exchange or interdealer quotation system reasonably acceptable to Seller (“Listed Equity Securities”), (i) any issued Parent Ordinary Shares issued hereunder (“Shares”) shall be eligible to participate in any Conversion Transaction on the same basis as other outstanding Parent Ordinary Shares and (ii) any consideration required to be provided to Seller hereunder that would otherwise be permitted to be satisfied through the issuance of Parent Ordinary Shares shall thereafter be permitted to be satisfied through the issuance of such Listed Equity Securities. For such purpose, such Listed Equity Securities shall be valued at their aggregate Fair Market Value as of the date such Parent Ordinary Shares would have been valued. In the event that, in any Conversion Transaction, substantially all of the outstanding Parent Ordinary Shares are converted into the right to receive equity securities that are not Listed Equity Securities (or are converted into the right to receive a combination of such equity securities and cash), then, until such equity securities constitute Listed Equity Securities, any further consideration required to be provided to Seller hereunder that would otherwise be permitted to be satisfied through the issuance of Parent Ordinary Shares shall be satisfied entirely in cash. In the event of a merger, consolidation or other transaction as a result of which substantially all of the outstanding Parent Ordinary Shares are converted into the right to receive only cash, any further consideration required to be provided to Seller hereunder that would otherwise be permitted to be satisfied through the issuance of Parent Ordinary Shares shall be required to be satisfied entirely in cash, provided that if the surviving or transferee entity in such transaction (or an Affiliate thereof) has a class of Listed Equity Securities, any portion of such consideration that would otherwise be permitted to be satisfied through the issuance of Parent Ordinary Shares shall thereafter be permitted to be satisfied through the issuance of such Listed Equity Securities, valued at their aggregate Fair Market Value as of the date such Parent Ordinary Shares would have been valued.

(b) Neither Seller nor any transferee of Seller shall sell, pledge, hedge or otherwise dispose of any economic interest in 50% of the Shares during the period ending 30 days after the Closing Date. Furthermore, Seller shall consult with Purchaser prior to disposing of any Shares on the open market to determine whether Purchaser may provide Seller with an alternate opportunity for liquidity at the same or better pricing, taking into account transaction costs, and without material delay.
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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser that, except as set forth in the Seller Disclosure Schedule attached hereto, the following statements are correct and complete as of the date hereof. The disclosures in the Seller Disclosure Schedule shall be arranged in sections corresponding to the sections contained in Article III hereof and the disclosures in any section or paragraph of the Disclosure Schedule shall qualify only (a) the corresponding section or paragraph in Article III hereof and (b) other sections or paragraphs in Article III hereof to the extent that it is reasonably apparent (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure is applicable to such other sections or paragraphs. The disclosure of the existence of a contract on the Seller Disclosure Schedule shall not, without more, constitute the disclosure of any particular provisions of such contract or the actual or potential consequences thereof.

Section 3.1 Organization and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business. Seller is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified or authorized would not have a Seller Material Adverse Effect. Section 3.1 of the Seller Disclosure Schedule sets forth a true, correct and complete list of each jurisdiction in which Seller is qualified or authorized to do business as a foreign corporation.

Section 3.2 Authorization and Enforceability. Seller has all requisite power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Seller in connection with the consummation of the transactions contemplated by this Agreement, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of each of the Transaction Documents to which it is a party have been duly authorized by all necessary corporate action on the part of Seller. This Agreement and the other Transaction Documents have been duly and validly executed and delivered by Seller and constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.3 Ownership; Subsidiaries. Section 3.3 of the Seller Disclosure Schedule sets forth (i) the record and beneficial ownership of all outstanding equity interests in Seller and (ii) a true and complete list of all partnerships, joint venture arrangements or other Persons in which Seller owns a direct or indirect equity interest, together with the jurisdiction of organization thereof and each record and beneficial owner of equity interests in such partnership, joint venture or other Person.

Section 3.4 Seller’s Records.

(a) The minute books of Seller previously made available to Purchaser contain all existing records of meetings and other corporate action of the Board of Directors and stockholders of Seller for the last five years other than those reflecting consideration of a possible sale of Seller or a sale or license of a substantial portion of its assets outside the ordinary course of business. The records that have been omitted because they contain such subject matter do not discuss any matters bearing materially on the representations and warranties made by Seller herein (other than those relating solely to the financial condition of Seller). The certificate books and transfer ledgers of Seller previously made available to Purchaser are true, correct and complete.

(b) Seller has not engaged in any material transaction with respect to its business, maintained any bank account for its business or used any of its funds, except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books, records and accounts of Seller. Seller is not aware that any fraud, whether or not material, has occurred that involves or involved management or other employees who have a significant role in Seller’s system of internal accounting control.

Section 3.5 Conflicts; Consents of Third Parties.

None of the execution and delivery by Seller of this Agreement and the other Transaction Documents to which it is a party, the consummation of the transactions contemplated hereby or thereby, or compliance by Seller with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of Seller’s certificate of incorporation or by-laws or comparable organizational documents (collectively, “Organizational Documents”) of Seller; (ii) conflict with, violate, result in the breach or termination of, or constitute a default under any Contract to which Seller is a party or by which Seller or its properties or assets is bound, or require a consent or waiver by any Person in order to avoid any such conflict, violation, breach, termination or default; (iii) violate any Law or any Order by which Seller is bound; or (iv) result in the creation of any Lien upon the properties or assets of Seller. No governmental franchise, easement, permit, right, application, filing, registration, license or other authorization (each a “Permit”), Order, waiver, declaration or filing with, or notification to any Person, including without limitation any Governmental Body, is required on the part of Seller in connection with the execution, delivery and performance of this Agreement or the other Transaction Documents to which it is a party, or the compliance by Seller with any of the provisions hereof or thereof.

Section 3.6 Financial Statements. Included in Section 3.6 of the Seller Disclosure Schedule are (i) the balance sheets of the Seller as at December 31, 2003 and 2004 and the related statements of income and of cash flows of the Seller for the years then ended and (ii) the unaudited balance sheet (the “Balance Sheet”) of the Seller as at June 30, 2005 (the “Balance Sheet Date”) and the related statements of income and cash flows of the Seller for the six-month period then ended and for the comparable period in the prior year (such statements, including the related notes and schedules thereto, are referred to herein as the “Financial Statements”). The Financial Statements have been prepared from the books and records of the Seller and fairly present in all material respects the financial position and results of operations, stockholders’ equity and cash flows of the Seller as at the dates and for the periods reflected thereon in accordance with GAAP applied on a consistent basis throughout the periods indicated, except as may be indicated in the notes thereto and except, in the case of the six-month financial statements, for the failure of the unaudited financial statements to include the footnotes required by GAAP, and subject to normal year-end audit adjustments and any other adjustments specifically described therein that will not individually or in the aggregate be material.

Section 3.7 No Undisclosed Liabilities. Seller has no indebtedness or any other material obligation or Liability of any kind, including any Liability as guarantor, surety or otherwise, which is not either fully reflected in, reserved against or otherwise described in the Balance Sheet or the notes thereto or incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date.

Section 3.8 Absence of Certain Developments. Since the Balance Sheet Date:

(a) there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of Seller;

(b) Seller has not made any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, incentive, retention or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any director, officer, employee, distributor or agent of Seller, other than increases in the ordinary course of business consistent with past practice in the base salaries of employees of Seller other than officers or senior managers;

(c) Seller has not entered into any employment, deferred compensation, severance or similar agreement (nor amended any such agreement);

(d) there has not been any change by Seller in accounting or Tax reporting principles, methods or policies;

(e) Seller has not conducted its business other than in the ordinary course consistent with past practice;

(f) Seller has not entered into (1) any Contract that is not an Included Contract or (2) any other material transaction;

(g) Seller has not hired any employees or engaged independent contractors;

(h) Seller has not materially breached any Included Contract or materially amended any Included Contract;

(i) Seller has not failed to promptly pay and discharge current Liabilities except where disputed in good faith in an appropriate manner;

(j) Seller has not mortgaged, pledged or subjected to any Lien any of its assets, or acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets of Seller except for assets acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of in the ordinary course of business consistent with past practice;

(k) Seller has not discharged or satisfied any Lien, or paid any obligation or Liability, except in the ordinary course of business consistent with past practice and which, in the aggregate, are not material to Seller;

(l) Seller has not canceled or compromised any debt or claim or amended, canceled, terminated, relinquished, waived or released any Contract or right except in the ordinary course of business consistent with past practice and which, in the aggregate, are not material to the Company;

(m) Seller has not made or committed to make any capital expenditures or capital additions or improvements;

(n) Seller has not entered into any prepaid services transactions with any of its customers or otherwise accelerated revenue recognition or the sales of its services for periods prior to any Closing hereunder;

(o) Seller has not amended any of its Organizational Documents;

(p) Seller has not issued any equity securities or any securities exercisable or exchangeable for or convertible into equity securities of Seller;

(q) Seller has not declared or made any dividend or distribution, in cash or in kind, or repurchased any of its equity securities; and

(r) Seller has not entered into any agreements to do or perform in the future any actions referred to in this Section 3.8 which have not been consummated as of the date hereof.

Section 3.9 Taxes.

Seller has duly and timely filed all Tax Returns with respect to Taxes required to be filed on or before the Closing Date. All such Tax Returns are true, complete and correct in all material respects. All Taxes owed by Seller (whether or not shown on any Tax Return) or for which Seller is responsible have been duly and timely paid. Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. Seller is not currently the beneficiary of any extension of time within which to file any Tax Return. Seller has withheld all required amounts in respect of Taxes from its employees, agents, contractors and nonresidents and, to the extent required, has remitted such amounts to the proper agencies. Seller is not a “foreign person” within the meaning of Section 1445(b)(2) of the Code. Seller (a) has not been a member of an affiliated group filing a consolidated income Tax Return and (b) does not have any liability for the Taxes of any person under Treasury Regulations section 1.1502-6(a) (or any analogous or similar provision of any state, local or foreign Law), as a transferee or successor, by contract, or otherwise. Seller is, and since the date of its formation has been, treated as a partnership for federal, state and local income tax purposes and neither Seller nor any of its owners, nor any taxing authority has taken any position inconsistent with such treatment, including, without limitation, filing an election to be treated as an association taxable as a corporation under Treasury Regulation Section 301.7701-3(c). There are no liens for taxes (other than Taxes not yet due and payable) on any of the Assets. No deficiency or proposed adjustment for any amount of Tax has been proposed, asserted or assessed by any taxing authority against Seller that has not been paid, settled or otherwise resolved. There is no action, suit, claim, examination, investigation, proceeding or audit now pending, proposed or, to the Knowledge of Seller, threatened against Seller with respect to Taxes. None of the Assumed Liabilities is an obligation to make a payment that is not deductible under Code section 280G. No claim has ever been made by any taxing authority in a jurisdiction where Seller did not file Tax Returns that Seller may be subject to taxation by that jurisdiction. Seller will not be required under applicable Law to report on any return for a period commencing on or after the Closing Date income realized prior to the Closing Date.

Section 3.10 Real Property.

(a) Seller does not own in fee any real property or interest in real property. Section 3.10 of the Seller Disclosure Schedule sets forth a complete list of all real property and interests in real property leased by Seller (individually, a “Real Property Lease” and the real properties specified in such leases being referred to herein individually as a “Seller Property” and collectively as the “Company Properties”) as lessee. The Seller Property constitutes all interests in real property currently used or currently held for use in connection with the Business or which are necessary for the continued operation of the Business as the Business is currently conducted and proposed to be conducted. Seller has a valid and enforceable leasehold interest under each of the Real Property Leases, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Seller has not received any written notice of any default or event that with notice or lapse of time, or both, would constitute a default under any of the Real Property Leases and Seller and, to Seller’s Knowledge, each other party thereto is in compliance in all material respects with all obligations of such party thereunder. All of the Seller Property, buildings, fixtures and improvements thereon owned or leased by Seller are in good operating condition and repair (subject to normal wear and tear). Seller has delivered or otherwise made available to Purchaser true, correct and complete copies of the Real Property Leases, together with all amendments, modifications or supplements, if any, thereto.

(b) Seller has all material certificates of occupancy and Permits of any Governmental Body necessary or useful for the current use and operation of each Seller Property, and Seller has fully complied with all material conditions of the Permits applicable to it. No default or violation, or event that with the lapse of time or giving of notice or both would become a default or violation, has occurred in the due observance of any Permit.

(c) To the Knowledge of Seller, there does not exist any actual or threatened or contemplated condemnation or eminent domain proceeding that affects Seller Property or any part thereof, and Seller has not received any notice, oral or written, of the intention of any Governmental Body or other Person to take or use all or any part thereof.

Section 3.11 Tangible Personal Property; Title; Sufficiency of Assets.

(a) Section 3.11 of the Seller Disclosure Schedule lists all leases of personal property (“Personal Property Leases”) involving annual payments in excess of $5,000 relating to personal property used in the Business or to which Seller is a party or by which the properties of Seller are bound. Seller has delivered or otherwise made available to Purchaser true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto.

(b) Seller has a valid leasehold interest under each of the Personal Property Leases under which it is a lessee, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and there is no default under any Personal Property Lease by Seller or, to the Knowledge of Seller, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder, and Seller and, to the Knowledge of Seller, each other party thereto is in compliance in all material respects with all obligations of Seller or such other party, as the case may be, thereunder.

(c) Seller has good and marketable title to the Assets used in the Business as of the date hereof (which include, without limitation, all of the items of tangible personal property reflected in the Balance Sheet), free and clear of any and all Liens other than the Permitted Exceptions. All tangible personal property included in the Assets, and all of the items of tangible personal property used by Seller under the Personal Property Leases, are in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted) and are in all material respects suitable for the purposes used. The Assets include all assets, rights and interests other than the Licensed IP (as defined in the License Agreement) that are reasonably required for the continued conduct of the Business by Purchaser as now being conducted and proposed to be conducted.

Section 3.12 Intellectual Property.

(a) Seller owns, free and clear from all Liens (other than Permitted Exceptions), including without limitation any claims of joint ownership or right of use pursuant to any of the Contracts listed in Section 3.13 of the Seller Disclosure Schedule or identified in Section 3.13(b), (i) the compounds listed in Section 3.12(a) of the Seller Disclosure Schedule and (ii) any Intellectual Property (other than compounds that are not listed in Section 3.12(a) of the Seller Disclosure Schedule) that is reasonably necessary to conduct the Business as currently conducted (collectively, the “Section 3.12(a) Intellectual Property”) and, to its Knowledge, the compounds in Seller’s compound libraries, or otherwise under Seller’s control, that are not listed in Section 3.12(a) of the Seller Disclosure Schedule.

(b) Section 3.12(b)(i) of the Seller Disclosure Schedule sets forth a true, complete and correct list of all Intellectual Property for which a registration or application has been filed with a Governmental Body, including patents, trademarks, service marks and copyrights, issued by or registered with, or for which any application for issuance or registration thereof has been filed with, any Governmental Body. Section 3.12(b)(ii) of the Seller Disclosure Schedule sets forth a complete and correct list of all trademarks, service marks and other trade designations that are owned by Seller and not otherwise identified in Section 3.12(b)(i) of the Seller Disclosure Schedule. Seller is not a party to anyl written or oral licenses and arrangements (other than ordinary course licenses of commercially available software), (A) pursuant to which the use by any Person of Intellectual Property is permitted by Seller or (B) pursuant to which the use by Seller of Intellectual Property is permitted by any Person.

(c) Nothing will interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of the Business as presently conducted, provided that the representation contained in this Section 3.12(c) is made to Seller’s Knowledge with respect to any compound not listed in Section 3.12(a) of the Seller Disclosure Schedule.

(d) To the Knowledge of Seller, no Intellectual Property owned by Seller or that is subject to any Intellectual Property License is being infringed by third parties. There is no claim or demand of any Person pertaining to, or any proceeding which is pending or, to the Knowledge of Seller, threatened, that challenges the rights of Seller in respect of any Intellectual Property owned by Seller or claims that any default exists under any Intellectual Property License.

(e) Seller has no Liability relating to (i) the creation by Seller or an employee or independent contractor of Seller of Intellectual Property in connection with the performance of services for a customer of Seller or (ii) any failure of Seller or any such employee or independent contractor to assign rights therein to such customer.

Section 3.13 Contracts. (a) Section 3.13 of the Seller Disclosure Schedule sets forth all of the Contracts to which Seller is a party or by which it is bound and categorizes such Contracts by the types described below: (i) Contracts with any current officer, director, employee or stockholder of Seller, or any Affiliate of Seller or any such Person; (ii) Contracts with any employee or labor union or association representing any employee; (iii)  Contracts for the sale of any Assets other than in the ordinary course of business; (iv) joint venture or partnership agreements; (v) Contracts containing covenants not to compete in any line of business or with any person in any geographical area or covenants of any other person not to compete with Seller in any line of business or in any geographical area, or otherwise concerning confidentiality or non-competition (other than ordinary course customer contracts that would otherwise be included solely because they contain confidentiality provisions); (vi) Contracts entered into within the last five years relating to the acquisition of any operating business or the capital stock or equity interests of any other Person; (vii) Contracts relating to the borrowing of money from or by Seller or the extension of any credit by Seller to any customer, employee or other Person; (viii) all customer Contracts, (ix) Real Property Leases, (x) any other Contracts, other than Real Property Leases and customer contracts, with respect to which the amount to be paid or received thereunder in the future could reasonably be expected to exceed $5,000 in any calendar year or $15,000 in the aggregate and (xi) all other Contracts except Contracts with respect to which the amount to be paid or received thereunder in the future could not reasonably be expected to exceed $5,000 in any calendar year or $15,000 in the aggregate and which do not involve the licensing, transfer, screening, development, manufacture or commercialization of any Intellectual Property (including any drug candidate). There have been made available to Purchaser true, correct and complete copies of all of the Contracts. All of the Contracts are in full force and effect. Neither Seller not, to the Knowledge of Seller, any other party to any Contract in default thereunder or has otherwise failed to comply in all material respects with its obligations thereunder. No Contract has been modified or amended except as described in Section 3.13 of the Seller Disclosure Schedule. Seller has not received any notice or communication from any party to a Contract or other material customer or supplier (whether or not a party to a Contract) relating to such party’s intent to modify, terminate or fail to renew the arrangements and relationships set forth therein. There are no outstanding powers of attorney executed on behalf of Seller. The consummation of the transactions contemplated hereby will not affect any of the Contracts in a manner that could reasonably be expected to have a Seller Material Adverse Effect.

(b) (i) There are no research, testing or other activities currently being undertaken pursuant to the Material Transfer Agreement dated as of November 2, 2001 between Seller and Professor Hu Chang-Xu; the Material Evaluation Agreement dated March 17, 2003 between Seller and ViroLogic, Inc.; the Material Transfer Agreement dated as of June 9, 2003 among Seller, Georgetown University and Dr. Brent Korba, as amended; the Material Transfer Agreement dated as of April 18, 2003 among the University of Hong Kong, Dr. David Ho and Seller; the Material Transfer Agreement dated as of April 5, 2004 among Seller, New York Medical College and David Frick, Ph.D.; the Material Transfer Agreement dated as of April 6, 2005 between Pharmassat, Inc. and Seller; the Asthma Pilot Research Collaboration dated April 31, 2003 between Seller and Aptus Pharmaceuticals; the Letter of Intent for FPRLI Receptor dated November 11, 2004 between Seller and Applied Cell Science, Inc.; the Evaluation Agreement dated as of March 5, 2002 between Seller and Apath, L.L.C.; the Collaboration Agreement dated June 30, 2002 between Seller and Institute of Materia Medica; the General Agreement for Collaboration dated April 24, 1999 between Seller and Institute of Botany, Chinese Academy of Sciences; the Agreement for Collaboration between Seller and Beijing Medical University dated May 24, 1999; the Memorandum of Understanding dated December 4, 1998 between Seller and Hong Kong University of Science and Technology (“HKU”); the Contracted Traditional Chinese Medicine (TCM)-Based Drug Screening agreement dated March 3, 1999 between Seller and HKU; the Contract Research Services agreement dated as of May 24, 2000 between Seller and HKU; the Agreement for a Collaborative Venture dated May 24, 2000 between Seller and HKU; the Services Agreement dated June 1, 2004 between Seller and Inpharmatica Limited; the Replizyme Agreement for Services dated February 25, 2004; the Memorandum of Understanding dated October 28, 1998 between Seller and State Administration of Traditional Chinese Medicine; the Agreement for a Collaborative Venture dated as of March 3, 1999 between Seller and HKU, as extended; the Memorandum of Understanding dated August 30, 1999 between Seller and Shanghai Institute of Organic Chemistry; the Sponsored Research Agreement dated February 2, 2001 among Seller, HKU and Technology RandD Corporation Limited; the License Agreements dated February 2, 1999, June 1, 1999 and August 20, 1999 between Seller and Institute of Chinese Materia Medica; and the Sponsored Research Agreement dated February 2, 2001 between Seller and Aaron Diamond AIDS Research Center (the “Aaron Diamond Agreement”).

(ii) No research activities were ever conducted pursuant to the Corporate Research Agreement dated as of April 1, 2001 between Seller and University of Pittsburgh. No project budget or research proposal was ever developed pursuant to such Contract.

(iii) No research activities were ever undertaken and no regulatory filings were ever made pursuant to or in connection with the Patent and Technology License Agreement dated February 2, 2001 among Seller, Hong Kong University of Science and Technology and Technology RandD Corporation Limited.

(iv) No activity was ever undertaken pursuant to the Contract Screening Agreement dated as of March 15, 2004 between Seller and Beijing Kaizheng Biotech Developing Ltd.

(v) No Contract has been entered into in furtherance of the letter of intent dated January 8, 2003 between Seller and Aptanomics, S.A. No jointly owned inventions or discoveries have been created pursuant to such agreement other than a limited number of compounds that have not been the subject of any further research efforts by Seller or Aptanomics, S.A. and are not within the scope of Seller’s current research activities.

(vi) No invention, discovery or other Intellectual Property was created pursuant to the Sponsored Research Agreement dated as of October 8, 2001 between Seller and Peking University.

(vii) No potential drug candidates were identified through the work performed pursuant to the Material Transfer Agreement dated as of April 18, 2003 among the University of Hong Kong, Dr. David Ho and Seller.

(c) All amounts payable by Seller pursuant to the Contracts listed in Section 3.13(b) and, except as set forth in Section 3.13 of the Seller Disclosure Schedule, any other Contract of Seller have been paid in full. Except as described in Section 3.13(b)(v), no jointly developed Intellectual Property, including inventions and discoveries, has been created pursuant to any such Contract. Where any such Contract provides that Intellectual Property, including inventions and discoveries, created solely by the other party to such Contract shall be owned by such other party, no such Intellectual Property is being used or contemplated to be used in Seller’s research activities. No information or other Intellectual Property applicable to the research programs of Seller as conducted or proposed to be conducted is required to be maintained by Seller in confidence pursuant to any Contract Contracts listed in Section 3.13(b).

Section 3.14 Employee Benefits.

(a) Section 3.14 of the Seller Disclosure Schedule sets forth a complete and correct list of (i) all “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other pension plans or employee benefit agreements, arrangements, programs or payroll practices (including without limitation severance pay, other termination benefits or compensation, vacation pay, company awards, salary continuation for disability, sick leave, retirement, deferred compensation, bonus or other incentive compensation, stock purchase arrangements or policies, hospitalization, medical insurance, life insurance and scholarship programs) that is currently in effect or was maintained, sponsored or contributed to by Seller within the last six years to which Seller contributes or is obligated to contribute thereunder with respect to employees of Seller, or that has been approved before the date hereof but is not yet effective (“Employee Benefit Plans”) and (ii) all “employee pension plans,” as defined in Section 3(2) of ERISA, maintained by Seller or any trade or business (whether or not incorporated) which are under control, or which are treated as a single employer, Seller under Section 414(b), (c), (m) or (o) of the (“ERISA Affiliate”) or to which Seller or any ERISA Affiliate contributed or is obligated to contribute thereunder (“Pension Plans”) within the last six years. Section 3.14 of the Seller Disclosure Schedule identifies, in separate categories, Employee Benefit Plans or Pension Plans that are (i) subject to Section 4063 and 4064 of ERISA (“Multiple Employer Plans”), (ii) multiemployer plans (as defined in Section 4001(a)(3) of ERISA) (“Multiemployer Plans”) or (iii) “benefit plans”, within the meaning of Section 5000(b)(1) of the Code providing continuing benefits after the termination of employment (other than as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at the former employee’s or his beneficiary’s sole expense).

(b) Neither Seller nor any ERISA Affiliate maintains, sponsors, or contributes, or has, within the past six years, maintained, sponsored or had any obligation to contribute to or for the benefit of current or former employees (i) a defined benefit plan subject to Title IV of ERISA, (ii) any Multiemployer Plan or (iii) any Multiple Employer Plan.

(c) All contributions and premiums required by Law or by the terms of any Employee Benefit Plan or Pension Plan or any agreement relating thereto have been timely made (without regard to any waivers granted with respect thereto) to any funds or trusts established thereunder or in connection therewith, and no accumulated funding deficiencies exist in any of such plans.

(d) Seller and any ERISA Affiliate which maintains a “group health plan” within the meaning of Section 5000(b)(1) of the Code and each plan sponsor or administrator has complied with the COBRA reporting, disclosure, notice, election, and other benefit continuation and coverage requirements of Section 4980B of the Code or Part 6 of Title I of ERISA and the applicable regulations thereunder and any comparable state laws, and has not incurred any direct or indirect liability, and is not subject to any loss, assessment or excise tax, penalty, loss of federal income tax deduction or other sanction arising on account of or in respect of any direct or indirect failure at any time to comply with any such federal or state benefit continuation coverage requirements.

(e) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any employee; (ii) increase any benefits otherwise payable under any Employee Benefit Plan or Pension Plan; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

(f) The consummation of the transactions contemplated by this Agreement will not give rise to any liability for termination of any agreements related to any Employee Benefit Plan or Pension Plan.

Section 3.15 Labor.

(a) Seller is not a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of Seller.

(b) No employees of Seller are represented by any labor organization. No labor organization or group of employees of Seller has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Seller, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal. There is no organizing activity involving Seller pending or, to the Knowledge of Seller, threatened by any labor organization or group of employees of Seller.

(c) There are no (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) material grievances or other labor disputes pending or, to the Knowledge of Seller, threatened against or involving Seller. There are no unfair labor practice charges, grievances or complaints pending or, to the Knowledge of Seller, threatened by or on behalf of any employee or group of employees of Seller.

(d) There are no complaints, charges or claims against Seller pending or, to the Knowledge of Seller, threatened which could be brought or filed, with any public or Governmental Body based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by Seller, of any individual.

(e) Seller is in compliance in all material respects with all Laws and Orders relating to the employment of labor, including all such Laws and orders relating to wages, hours, the Worker Adjustment and Retraining Notification Act and any similar state, local or foreign “plant closing” Law (“WARN”), collective bargaining, discrimination, civil rights, safety and health, worker’s compensation, payment of overtime wages and the collection and payment of withholding and/or social security taxes and any similar tax.

(f) There has been no “mass layoff” or “plant closing” as defined by WARN with respect to Seller within the six (6) months prior to making this representation.

Section 3.16 Litigation. There is not, since the inception of Seller there has not been, any suit, action, proceeding, investigation, claim or order pending or, to the Knowledge of Seller, threatened by or against Seller, or to the Knowledge of Seller, pending or threatened, against any of the officers, directors, employees or independent contractors (or employees of independent contractors) of Seller with respect to their business activities on behalf of Seller, or to which Seller or any such officer, director, employee, independent contractor or employee of an independent contractor, with respect thereto, is otherwise a party, before any court, or before any governmental department, commission, board, agency, or instrumentality; nor to the Knowledge of Seller is there any reasonable basis for any such action, proceeding, or investigation. Seller is not subject to any Order of any Governmental Body.

Section 3.17 Compliance with Laws; Permits. Seller is in compliance with all Laws applicable to it or to the conduct of the businesses or operations of Seller. Seller has all Permits from Governmental Bodies which are required for Seller to operate its businesses.

Section 3.18 Environmental Matters.

(a) To Seller’s Knowledge, the operations of Seller are in compliance with all applicable Environmental Laws and all Permits issued pursuant to Environmental Laws or otherwise (“Environmental Permits”);

(b) To Seller’s Knowledge, Seller has obtained and currently maintains all Environmental Permits required under all applicable Environmental Laws necessary to operate its business;

(c) Seller is not the subject of any outstanding written Order or Contract with any Governmental Body or other Person respecting (i) Environmental Laws, (ii) Remedial Action or (iii) any Release or threatened Release of a Hazardous Material;

(d) Seller has not received any written communication alleging either that Seller may be in violation of any Environmental Law or Environmental Permit or that Seller may have any liability under any Environmental Law;

(e) Seller has not incurred, assumed or undertaken any current contingent liability in connection with any Release of any Hazardous Materials into the indoor or outdoor environment (whether on-site or off-site) and there are no facts, circumstances or conditions relating to, arising out of or attributable to Seller that could give rise to liability under Environmental Laws;

(f) There are no judicial or administrative proceedings pending or, to the Knowledge of Seller, threatened against Seller that allege a violation of, or seek to impose liability pursuant to, Environmental Laws or Environmental Permits and, to Seller’s Knowledge, there are no investigations of the business, operations, or currently or previously owned, operated or leased property of Seller pending or threatened which could result in Seller incurring any liability pursuant to any Environmental Law;

(g) There is not located at any of the properties of Seller any (i) underground storage tanks, (ii) asbestos-containing material or (iii) equipment containing polychlorinated biphenyls; and

(h) Seller has provided to Purchaser all environmentally related audits, studies, reports, analyses, and results of investigations that have been performed with respect to the currently or previously owned, leased or operated properties of Seller.

Section 3.19 Insurance. Section 3.19 of the Seller Disclosure Schedule sets forth a complete and accurate list of all policies of insurance of any kind or nature covering Seller or any of Seller’s employees, properties or assets. All such policies are in full force and effect, and Seller is not in default of any provision thereof. Section 3.19 of the Seller Disclosure Schedule describes all self-insurance arrangements affecting Seller.

Section 3.20 Receivables; Payables.

(a) All accounts receivable of Seller have arisen from bona fide transactions in the ordinary course of business consistent with past practice. All accounts receivable of Seller reflected on the Balance Sheet are good and believed to be collectible at the aggregate recorded amounts thereof and subject to no setoffs (including without limitation reductions in respect of customer advances or deposits) or counterclaims. All accounts receivable arising after the Balance Sheet Date are believed to be good and collectible at the aggregate recorded amounts thereof and subject to no setoffs (including without limitation reductions in respect of customer advances or deposits) or counterclaims.

(b) All accounts payable of Seller reflected on the Balance Sheet or arising after the Balance Sheet Date are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due and payable, except for accounts payable that are being disputed in good faith in an appropriate manner.

Section 3.21 [reserved]

Section 3.22 [reserved]

Section 3.23 No Misrepresentation. No representation or warranty of Seller contained in this Agreement or in any Schedule hereto or in any certificate or other instrument furnished by Seller to Purchaser pursuant to the terms hereof, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

Section 3.24 Financial Advisors. Seller has no Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

Section 3.25 Private Placement. Seller was not organized for the specific purpose of acquiring the Shares. Seller has sufficient knowledge and experience in investing in companies similar to Parent in terms of Parent's market capitalization and other relevant factors so as to be able to evaluate the risks and merits of its investment in Parent and it is able financially to bear the risks thereof. Seller has had an opportunity to discuss the terms of the offering and sale of the Shares and Parent's business, management and financial affairs with Parent's management and to obtain any additional information regarding the foregoing which Parent possesses or can acquire without unreasonable effort or expense. The Shares are being acquired for the Seller’s own accounts and not with a view to, or the intention of, any distribution in violation of the Securities Act or any applicable state securities laws. Seller understands that (i) the Shares have not been registered under the Securities Act by reason of the issuance of the Shares in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof or Rule 505 or 506 promulgated under the Securities Act, (ii) the Shares must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration, (iii) when issued, the Shares will bear a legend to such effect and (iv) Parent will issue stop transfer instructions to its transfer agent consistent with Section 2.5.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller that the following statements are correct and complete as of the date hereof.

Section 4.1 Organization. (a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of  Delaware. Purchaser is duly qualified or authorized to do business as a foreign limited liability company and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified or authorized would not have a material adverse effect on the business or assets of Purchaser.

(b) Purchaser is a direct or indirect wholly-owned subsidiary of Parent. All of the issued ownership interests in Purchaser have been duly and validly authorized and issued, are fully paid and non-assessable and are owned directly or indirectly by Parent.

Section 4.2 Authorization of Transaction. The execution, delivery and performance of the Transaction Documents to which Purchaser is a party have been duly authorized by all necessary action by or on behalf of Purchaser. Purchaser has full power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, and to perform its obligations hereunder and thereunder. This Agreement and each Transaction Document to which Purchaser is or will be a party has been or will be duly and validly executed and delivered and constitutes the valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Purchaser is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Body in order to consummate the transactions contemplated by this Agreement and each such Transaction Document.

Section 4.3 Noncontravention. Neither the execution and the delivery by Purchaser of this Agreement and the other Transaction Documents to which it is a party, nor the consummation of the transactions contemplated hereby and thereby on the part of Purchaser, will (i) violate any Law or any Order by which Purchaser is bound or any provision of its organizational documents or (ii) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contract to which Purchaser is a party or by which Purchaser is bound or to which any of its assets is subject. No Order, Permit or waiver, or declaration or filing with any Governmental Body is required on the part of Purchaser in connection with the execution, delivery and performance of this Agreement or the other Transaction Documents to which it is a party, or the compliance by Purchaser with any of the provisions hereof or thereof.

Section 4.4 Brokers’ Fees. Purchaser has no Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Seller shall have any Liability.

Section 4.5 Periodic Reports. Each periodic report filed by Parent with any Governmental Body or delivered to its shareholders since August 1, 2004 (the "Parent Reports") were prepared in all material respects in accordance with all applicable legal requirements. Each set of consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent Reports, including any Parent Reports filed after the date hereof until the Closing, (i) complied as to form in all material respects with all applicable legal requirements and (ii) fairly presents in all material respects the consolidated financial position of Parent and its Subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated. Since the date of the last such consolidated financial statement, there has not been and there currently is no investigation, inquiry or other proceeding pending or, the Purchaser’s Knowledge, threatened related to the Parent Reports or the consolidated financial statements contained therein.

ARTICLE V

CONDITIONS TO CLOSING

Section 5.1 Conditions Precedent to Obligations of Purchaser at the Closing. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser in whole or in part to the extent permitted by applicable Law):

(a) all representations and warranties of Seller contained in the Transaction Documents shall have been true and correct on and as of the date hereof;

(b) Seller shall have performed and complied in all material respects with all obligations and covenants required by the Transaction Documents to be performed or complied with by Seller on or prior to the Closing Date;

(c) there shall not have been or occurred any Seller Material Adverse Change since the Balance Sheet Date;

(d) no Legal Proceedings shall have been instituted or threatened or claim or demand made against Seller , Parent or Purchaser seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby;

(e) there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(f) Purchaser shall have received letters in form and substance satisfactory to it from UPMC Health System, Highmark Health Ventures Investment Fund, L.P. and any other holder of indebtedness of any Person that is secured by any of the Assets confirming the release of all related Liens; Purchaser shall be authorize pursuant to such letters to file appropriate UCC termination statements filed with respect thereto; and UPMC Health System, Highmark Health Ventures Investment Fund, L.P. and each such other holder shall have delivered to Purchaser a covenant not to bring any claim against Purchaser with respect to such indebtedness, including any claim based on fraudulent conveyance, fraudulent transfer or any similar theory;

(g) the employment of all employees of Seller other than Peter Tombros, Maryjane Dougherty and Nellie Chi shall have terminated (which termination may occur simultaneously with the Closing);

(h) Seller shall have terminated its relationship with its scientific consultants and advisors to the extent directed by Purchaser and shall not have taken any action to terminate such relationships except as so directed by Purchaser (it being agreed that such relationship with David Ho has been or will be terminated); and

(i) any waiting period under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or been terminated.

Section 5.2 Conditions Precedent to Obligations of Seller at the Closing. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by Seller, on behalf of the Seller, in whole or in part to the extent permitted by applicable Law):

(a) all representations and warranties of Purchaser contained in the Transaction Documents shall be true and correct on and as of the Closing Date;

(b) Purchaser shall have performed and complied in all material respects with all obligations and covenants required by the Transaction Documents to be performed or complied with by Purchaser on or prior to the Closing Date;

(c) there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; and

(d) any waiting period under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or been terminated.

ARTICLE VI

DOCUMENTS TO BE DELIVERED

Section 6.1 Deliveries by Seller to Purchaser at the Closing. At the Closing, Seller shall deliver, or shall cause to be delivered, to Purchaser the following:

(a) a duly executed bill of sale, assignments and assumption agreement in the form of Exhibit A

(b) a duly executed assignment of lease and estoppel certificate, dated the Closing Date, with respect to each Real Property Lease in form and substance satisfactory to Purchaser and its counsel;

(c) all consents and waivers that are required for the assignment to and assumption by Purchaser of the Included Contracts (collectively, the “Closing Consents”);

(d) certificates of title to all motor vehicles included in the Assets (if any), duly endorsed for transfer to Purchaser as of the Closing Date;

(e) a certificate (dated the Closing Date and in form and substance reasonably satisfactory to Purchaser) executed by Seller certifying as to the fulfillment of the conditions specified in Sections 5.1(a), 5.1(b), 5.1(c), 5.1(d), 5.1(e) and 5.1(f) hereof;

(f) an opinion of Foley Hoag LLP, counsel for Seller, dated the Closing Date, substantially in the form attached hereto as Exhibit B;

(g) a receipt for the Shares;

(h) a certificate of the secretary of Seller certifying to (A) Seller’s attached Organizational Documents, (B) the adoption of resolutions of the Board of Directors and stockholders of Seller and (C) the incumbency of the officers signing the Transaction Documents on behalf of Seller (together with their specimen signatures);

(i) a certificate of good standing with respect to Seller issued by the Secretary of State of the State of Delaware and for each state in which Seller is qualified to do business as a foreign limited liability company dated as soon as practicable prior to the Closing Date;

(j) a copy of IRS Form W-9 duly and properly executed by Seller;

(k) a certificate of non-foreign person status in the form prescribed by United States Treasury Regulation § 1.1445-2(b)(2)(iii) with respect to Seller in form and substance acceptable to Purchaser;

(l) copies of letters terminating the employment and consulting/advisory relationships to be terminated pursuant to Sections 5.1(g) and (h);

(m) evidence satisfactory to Purchaser that a letter in the form attached as Exhibit C was sent by certified mail, return receipt requested, to Schering-Plough no later than five business days after the execution of this Agreement;

(n) (1) copies of the documents terminating the Aaron Diamond Agreement and the Patent and Technology License Agreement dated February 2, 2001 among Seller, HKU and Technology RandD Corporation Limited and (2) written confirmation from the Aaron Diamond AIDS Research Center that Seller has not outstanding obligations under the Aaron Diamond Agreement.

(o) a legally binding commitment from ReBLikon GmbH (“ReBLikon”), for the benefit of Parent, to enter into a license with Parent having substantially the same terms (other than pricing terms) as those contained in the Agreement effective May 12, 2003 between ReBLikon and Seller and a term of at least two years;

(p) executed copies of inventor assignments satisfactory to Purchaser with respect to all issued patents and filed patent applications of Seller;

(q) an amendment in the form attached as Exhibit D to the Employee Non-Disclosure, Non-Competition and Assignment of Intellectual Property Agreement dated as of March 3, 2003 between Anthony Sandrasagra and Seller;

(r) a document satisfactory to Purchaser terminating the promissory note dated May 31, 2001made by Zhen Yang in favor of Seller; and

(s) such other documents, instruments or certificates as shall be reasonably requested by Purchaser or its counsel.

Section 6.2 Deliveries by Purchaser to Seller. At the Closing, Purchaser shall deliver to Seller, on behalf of Seller, the following:

(a) irrevocable instructions to the transfer agent for the Parent Ordinary Shares to issue the Shares in accordance with Section 2.1;

(b) a duly executed bill of sale, assignment and assumption agreement in the form of Exhibit A;

(c) an assignment of lease, dated the Closing Date, with respect to each Real Property Lease in form and substance reasonably satisfactory to Seller and its counsel duly executed by Purchaser;

(d) a certificate dated the Closing Date and in form and substance reasonably satisfactory to Seller executed by an authorized officer of Purchaser certifying as to the fulfillment of the conditions specified in Sections 5.2(a), 5.2(b), 5.2(d) and 5.2(e) hereof;

(e) a certificate of the secretary of Purchaser certifying to (A) Purchaser’s attached Organizational Documents, (B) the adoption of attached resolutions of the Board of Directors of Purchaser approving the execution by Purchaser of the Transaction Documents to which Purchaser is a party and the consummation of the transactions contemplated thereby and (C) the incumbency of the officers signing the Transaction Documents on behalf of Seller (together with their specimen signatures);

(f) opinions of Kantor & Co. and the Law Office of Kenneth G. Alberstadt PLLC, special counsel for Purchaser, dated the Closing Date, substantially in the forms attached hereto as Exhibits E-1 and E-2; and

(g) such other documents, instruments or certificates as shall be reasonably requested by Seller or its counsel.

ARTICLE VII

POST-CLOSING COVENANTS

The parties agree as follows with respect to the period following the Closing:

Section 7.1 General. In the event that at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request.

Section 7.2 Litigation Support. In the event and for so long as any party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstances, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving Seller, each of the other parties will cooperate reasonably with such party and such party’s counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor hereunder).

Section 7.3 Confidentiality. (a) From and after the date hereof (unless this Agreement is terminated in accordance with its terms), Seller will, and will cause its Affiliates and Key Personnel (as defined below) to, hold in strict confidence, and will not, and will cause its Affiliates and Key Personnel not to, disclose to any third party or use for any purpose, any and all information with respect to Seller, the Business, the Transaction Documents or the transactions contemplated thereby. Notwithstanding the foregoing, Seller may, and may permit its Affiliates and Key Personnel to, disclose such information (i) if compelled to disclose the same by judicial or administrative process or by other requirements of Law (but subject to the following provisions of this Section), (ii) if the same hereafter is in the public domain through no fault of Seller or (iii) if the same is later acquired by Seller from another source that is not under an obligation to another Person to keep such information confidential. If Seller or any of its Affiliates or Key Personnel is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any such information, Seller shall provide Purchaser with prompt written notice of any such request or requirement so that Purchaser may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section. If, in the absence of a protective order or other remedy or the receipt of a waiver by Purchaser, Seller nonetheless, based on the written advice of outside counsel, is required to disclose such information to any tribunal or in accordance with applicable Law, Seller or such Affiliate or Key Personnel, without liability hereunder, may disclose that portion of such information which such counsel advises Seller or such Affiliate or Key Personnel it is legally required to disclose. Seller acknowledges and agrees that money damages would not be an adequate remedy for any breach of its agreements contained in this Section 7.3 and that in addition to any other remedies available to Purchaser, Purchaser shall be entitled to the remedies of injunction, specific performance and other equitable relief (without any requirement to post a bond) for any threatened or actual breach of this Section 7.3.

(b) The Non-Disclosure Agreement dated as of April 7, 2005, as amended May 24, 2005, between Seller and Purchaser shall terminate on the Closing Date. If the Closing Date does not occur, such agreement, as so amended, shall remain in full force and effect.

Section 7.4 Non-Competition. As a material inducement to Purchaser to enter into this Agreement, Seller agrees as follows:

(a) During the Non-Competition Period, Seller will not engage or participate, directly or indirectly, as principal, agent, proprietor, joint venturer, trustee, employer, consultant, stockholder, partner or in any other capacity whatsoever, in the conduct or management of, or own any stock or any other equity investment in or debt of, any business that is competitive with any business conducted or proposed to be conducted by Seller as of the Closing Date, excluding passive investments of up to 1% of the common stock of any publicly traded company.

(b) During the Non-Competition Period, Seller will not, for its own benefit or for the benefit of any Person other than Purchaser, (i) solicit, or assist any person or entity to solicit, any officer, director, executive or employee of Purchaser (or, prior to the Closing Date, Seller) to leave his or her employment, (ii) hire or cause to be hired any person who is then, or who will have been at any point in time during the Non-Competition Period, an officer, a director, an executive or an employee of Purchaser (or, prior to the Closing Date, Seller), or (iii) engage any Person who is then, or who will have been at any point in time during the Non-Competition Period, an officer, director, executive or employee of Purchaser (or, prior to the Closing Date, Seller) as a partner, contractor, sub-contractor or consultant.

(c) Seller acknowledges that (i) the markets served by Seller are national and international in scope and are not dependent on the geographic location of the executive personnel or the businesses by which they are employed; and (ii) the above covenants are manifestly reasonable on their face, and the parties expressly agree that such restrictions have been designed to be reasonable and no greater than is required for the protection of Purchaser and are a significant element of the consideration hereunder. Seller acknowledges and agrees that money damages would not be an adequate remedy for any breach of its agreements contained in this Section 7.4 and that in addition to any other remedies available to Purchaser, Purchaser shall be entitled to the remedies of injunction, specific performance and other equitable relief (without any requirement to post a bond) for any threatened or actual breach of this Section 7.4.

If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 7.4 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

Section 7.5 Corporate Existence . Seller hereby agrees that it will (i) not commence any dissolution of its corporate existence, liquidation or winding up, or commence a voluntary proceeding under Title 11 of the United States Code, until at least one year from the Closing Date and (ii) timely object to the commencement of any involuntary proceeding filed under Title 11 of the United States Code or to any action seeking the appointment of a receiver or trustee in respect of it or its assets if such petition, proceeding or action is commenced prior to the first anniversary of the Closing Date.

Section 7.6 Mail; Payments. From and after the Closing, Seller agrees to refer to Purchaser all customer, supplier, employee or other inquiries or correspondence relating to the Assets or the conduct of the Business after the Closing Date. Seller further agrees to promptly remit to Purchaser all payments and invoices received after the Closing Date that relate to the Assets, the Assumed Liabilities or the conduct of the Business after the Closing Date and Purchaser agrees to promptly remit to Seller all payments and invoices received after the Closing Date that relate to the Excluded Assets or the Excluded Liabilities or (other than with respect to the Assets or the Assumed Liabilities) the conduct of the Business prior to the Closing Date.

Section 7.7 [reserved]

Section 7.8 Certain Financial Information. From and after the Closing Date, to the extent requested by Purchaser, Seller shall to deliver to Purchaser the financial information, management representation letters and other documents and information with respect to Seller required by Parent to prepare and file the financial statements required to be filed by Parent pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or any other applicable Law, and will use commercially reasonable efforts to cause its independent accountants to deliver to Purchaser such reports and consents as may be required in connection therewith, all reasonably in advance of the time such filings are required to be made.

Section 7.9 Retention of and Access to Records. Seller will provide Purchaser with access to the Books and Records included in the Excluded Assets, upon reasonable written notice from Purchaser, during ordinary business hours and in such a manner as does not interfere with the business operations of Seller or any of its Affiliates, for purposes reasonably related to any actual or threatened Legal Proceedings relating to Purchaser’s operation of the Business or to any Tax audit or proceedings in which any Purchaser or any of its Affiliates is involved. Seller’s undertaking in this Section 8.9 shall survive for six years following the Closing or such longer period during which Seller maintain such Books and Records in the course of its business, provided that Seller may at its option offer to deliver to Purchaser at any time any such Books and Records and if Purchaser shall decline to take possession of such Books and Records, Seller shall thereafter be free to dispose of the same. Seller may require that any Person who will obtain access to Books and Records pursuant to this Section 7.9 execute a confidentiality undertaking reasonably satisfactory to Seller.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Indemnity Obligations of Seller. Seller covenants and agrees to defend, indemnify and hold harmless Purchaser and its Affiliates (including Parent) and the respective its officers, directors, employees, agents, advisers and representatives of the foregoing (collectively, the “Purchaser Indemnitees”), from and against, and to pay or reimburse Purchaser Indemnitees for, any and all claims, liabilities, obligations, losses, fines, costs, proceedings or damages (whether absolute, accrued, conditional or otherwise and whether or not resulting from third party claims), including all reasonable fees and disbursements of counsel incurred in the investigation or defense of any of the same or in asserting any of their respective rights hereunder (collectively, “Losses”), resulting from or arising out of:

(i) any misrepresentation or breach of any warranty of Seller contained in the Transaction Documents; provided that in determining whether any such misrepresentation or breach occurred, any dollar amount thresholds, materiality qualifiers and Seller Material Adverse Effect qualifier contained in any representation or warranty herein shall be disregarded;

(ii) any failure of Seller to perform any covenant or agreement made or contained in the Transaction Documents or fulfill any obligation in respect thereof; or

(iii) any and all Excluded Liabilities.

Seller shall not be required to indemnify Purchaser Indemnitees with respect to any claim for indemnification (other than a claim for indemnification based on a breach of the representations and warranties contained in Sections 3.9, 3.11(c) or 3.24) resulting from or arising out of matters described in clause (i) above pursuant to this Section 8.1 (and not resulting from or arising out of matters described in clause (ii) or (iii) above) or arising out of matters described in clause (i) of Section 10(a) of the License Agreement (and not resulting from or arising out of matters described in clause (ii) or (iii) of Section 10(a) of the License Agreement) unless and until the aggregate amount of all such claims against all Seller exceeds $10,000 (the “Seller Threshold Amount”), in which case Seller shall be required to indemnify Purchaser Indemnitees for the amount of such claims in excess of the Seller Threshold Amount. Claims thereafter may be asserted regardless of amount.

Seller’s maximum liability to Purchaser Indemnitees under clause (i) above (and not resulting from or arising out of matters described in clause (ii) or (iii) above) and under clause (i) of Section 10(a) of the License Agreement (and not resulting from or arising out of matters described in clause (ii) or (iii) of Section 10(a) of the License Agreement) shall not exceed the Total Consideration. “Total Consideration” means, as of the time any liability pursuant to this Section VIII is determined and required to be satisfied, the sum of (i) $1,250,000, (ii) the aggregate amount of cash paid to Seller by Parent pursuant to Sections 3(a)(ii) and (iii) of the License Agreement and (iii) the aggregate value (determined in accordance with the License Agreement) of the Parent Ordinary Shares issued to Seller pursuant to Section 3(a)(ii) of the License Agreement.

Section 8.2 Indemnity Obligations of Purchaser. Purchaser covenants and agrees to defend, indemnify and hold harmless Seller and its Affiliates and their respective officers, directors, employees, agents, advisers and representatives (collectively, the “Seller Indemnitees”), from and against any and all Losses resulting from or arising out of:

(i) any misrepresentation or breach of warranty of any Purchaser Indemnitor contained in the Transaction Documents; provided that in determining whether any such misrepresentation or breach occurred, any dollar amount thresholds and materiality qualifiers contained in any representation or warranty herein shall be disregarded;

(ii) any failure of any Purchaser Indemnitor to perform any covenant or agreement made or contained in the Transaction Documents or fulfill any other obligation in respect thereof;

(iii)	the Assumed Liabilities; or

(iv) except (A) as otherwise provided in the License Agreement with respect to the Schering-Plough Agreement or (B) to the extent attributable to a breach by Seller of a representation, warranty or covenant contained in the Transaction Documents, Purchaser’s use of the Assets following the Closing.

Purchaser shall not be required to indemnify Seller Indemnitees with respect to any claim for indemnification resulting from or arising out of matters described in clause (i) above pursuant to this Section 8.2 (and not resulting from or arising out of matters described in clause (ii) or (iii) above) unless and until the aggregate amount of all claims against Purchaser exceeds $10,000 (the “Purchaser Threshold Amount”), in which case Purchaser shall be required to indemnify Seller Indemnitees for the full amount of such claims in excess of the Purchaser Threshold Amount. Claims thereafter may be asserted regardless of amount. Purchaser’s maximum liability to Seller Indemnitees under clause (i) above (and not resulting from or arising out of matters described in clause (ii) or (iii) above) shall not exceed the Total Consideration.

Section 8.3 Indemnification Procedures. (a) Third Party Claims. In the case of any claim asserted by a third party against a party entitled to indemnification under this Agreement (the “Indemnified Party”), notice shall be given by the Indemnified Party to the party required to provide indemnification (the “Indemnifying Party”) as soon as practicable after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of any third party claim or any litigation with a third party resulting therefrom; provided, however, that (a) the counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be subject to the approval of the Indemnified Party (which approval shall not be unreasonably withheld or delayed), (b) the Indemnified Party may participate in such defense at such Indemnified Party’s expense (which shall not be subject to reimbursement hereunder except as provided below), and (c) the failure by any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually and materially damaged as a result of such failure to give notice. Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any such claim or litigation, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a general release from any and all liability with respect to such claim or litigation. If the Indemnified Party shall in good faith determine that the conduct of the defense of any claim subject to indemnification hereunder or any proposed settlement of any such claim by the Indemnifying Party might be expected to affect adversely the ability of the Indemnified Party to conduct its business, or that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such claim or any litigation relating thereto, the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to any such claim at the sole cost of the Indemnifying Party; provided, however, that if the Indemnified Party does so take over and assume control, the Indemnified Party shall not settle such claim or litigation without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed. If the Indemnifying Party does not accept the defense of any matter as above provided within thirty (30) days after receipt of the notice from the Indemnified Party described above, the Indemnified Party shall have the full right to defend against any such claim or demand at the sole cost of the Indemnifying Party and shall be entitled to settle or agree to pay in full such claim or demand. In any event, the Indemnifying Party and the Indemnified Party shall reasonably cooperate in the defense of any claim or litigation subject to this Article VIII and the records of each shall be reasonably available to the other with respect to such defense.

(b) Non-Third Party Claims. With respect to any claim for indemnification hereunder which does not involve a third party claim, the Indemnified Party will give the Indemnifying Party written notice of such claim. The Indemnifying Party may acknowledge and agree by notice to the Indemnified Party in writing to satisfy such claim within twenty (20) days of receipt of notice of such claim from the Indemnified Party. If the Indemnifying Party shall dispute such claim, the Indemnifying Party shall provide written notice of such dispute to the Indemnified Party within such 20-day period, setting forth in reasonable detail the basis of such dispute. Upon receipt of notice of any such dispute, the Indemnified Party and the Indemnifying Party shall use reasonable efforts to resolve such dispute within thirty (30) days of the date such notice of dispute is received. If the Indemnifying Party shall fail to provide written notice to the Indemnified Party within twenty (20) days of receipt of notice from the Indemnified Party that the Indemnifying Party either acknowledges and agrees to pay such claim or disputes such claim, the Indemnifying Party shall be deemed to have acknowledged and agreed to pay such claim in full and to have waived any right to dispute such claim. Once (a) the Indemnifying Party has acknowledged and agreed to pay any claim pursuant to this Section 8.3, (b) any dispute under this Section 8.3 has been resolved in favor of indemnification by mutual agreement of the Indemnifying Party and the Indemnified Party, or (c) any dispute under this Section 8.3 has been finally resolved in favor of indemnification by order of a court of competent jurisdiction or other tribunal (including an arbitrator contemplated by this agreement) having jurisdiction over such dispute, then the Indemnifying Party shall pay the amount of such claim to the Indemnified Party within twenty (20) days of the date of acknowledgement by the Indemnifying Party or final resolution in favor of indemnification, as the case may be, to such account and in such manner as is designated in writing by the Indemnified Party.

Section 8.4 Expiration of Representations and Warranties. All representations and warranties contained in this Agreement shall survive the Closing until March 31, 2007; provided, however, that the representations and warranties stated in Sections 3.9, 3.11(c), 3.12, 3.14, 3.18 and 3.24 shall survive indefinitely.

Section 8.5 Exclusive Remedy. Absent fraud or criminal activity and except as provided under Sections 7.3 and 7.4, the indemnifications provided for in this Article VIII shall be the sole and exclusive post-Closing remedies available to either party against the other party for any claims under or based upon this Agreement. Each party acknowledges that the representations and warranties made by such party in the Transaction Documents shall not be deemed waived or otherwise affected by any investigation by or on behalf of another party.

Section 8.6 Set Off. If Seller shall have any Liability to Purchaser or any other Purchaser Indemnitee pursuant to the Transaction Documents, Purchaser shall be entitled, in addition to any other right or remedy Purchaser or any other Purchaser Indemnitee may have, to exercise rights of set-off against any payments or securities payable or deliverable to Seller in connection with the Transaction Documents or otherwise.

Section 8.7 Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price, to the extent permitted by applicable Law.

ARTICLE IX

PRE-CLOSING CONDUCT; TERMINATION

Section 9.1 Pre-Closing Conduct. Except as otherwise expressly permitted by this Agreement or as otherwise consented to by Purchaser in writing, Seller shall refrain from taking or omitting any action which, if taken or omitted prior to the date hereof, would cause the representations in Section 3.8 to be untrue. In addition, during the period form the date hereof until the effectiveness of the Closing, Seller shall not incur any material indebtedness (other than ordinary course accruals for rent and compensation expense) without the prior written consent of Purchaser.

Section 9.2 Information. Seller shall (and shall cause its accountants, counsel, consultants, employees and agents to) give Purchaser and its respective accountants, counsel, consultants, employees and agents, reasonable access during normal business hours to, and furnish them with all documents, records, work papers and information with respect to, all properties, assets, books, contracts, commitments, reports and records of, Seller, as Purchaser shall from time to time reasonably request. In addition, Seller shall permit Purchaser, and its accountants, counsel, consultants, employees and agents, reasonable access to such personnel of Seller during normal business hours as may be necessary to Purchaser in connection with its review of the properties, assets and business affairs of Seller and the above-mentioned documents, records and information. Purchaser shall have the right, upon giving reasonable advance notice, to enter upon and inspect the Company Properties. Purchaser’s exercise of its rights granted pursuant to the two preceding sentences shall not unreasonably interfere with Sellers’ operation of the Business.

Section 9.3 No Solicitation. During the period from the date of this Agreement through the Closing Date, Seller shall, and shall cause its employees, directors, agents and Affiliates to, immediately suspend any existing negotiations or discussions relating to any sale, joint venture or other transfer of actual or beneficial ownership of any securities of Seller or any of its operations or any assets associated therewith (other than goods and services of Seller sold in the ordinary course of business) (collectively, an “Acquisition Transaction”), and Seller shall not, and shall cause its employees, directors, agents and Affiliates not to, (i) solicit any proposals or offers relating to an Acquisition Transaction, or (ii) negotiate or engage in discussions with any third party concerning any proposal or offer for an Acquisition Transaction.

Section 9.4 Termination. This Agreement may be terminated at any time prior to the Closing Date:

(i) by mutual written agreement of Purchaser and Seller;

(ii) by either Purchaser or Seller (provided that neither the terminating party nor any of its Affiliates is then in material breach of any representation, warranty, covenant, or other agreement contained in the Transaction Documents) by written notice to the other in the event of a material breach by the other or a party Affiliated with the other of any representation or warranty contained in the Transaction Documentswhich cannot be or has not been cured within ten (10) days after the giving of written notice to other of such breach and which breach is reasonably likely, in the opinion of the terminating party, to permit such party to refuse to consummate the transactions contemplated by this Agreement in accordance with the terms hereof;

(iii) by either Purchaser or Seller (provided that neither the terminating party nor any of its Affiliates is then in material breach of any representation, warranty, covenant, or other agreement contained in the Transaction Documents) by written notice to the other in the event of a material breach by the other or a party Affiliated with the other of any covenant or agreement contained in the Transaction Documentswhich cannot be or has not been cured within ten (10) days the giving of written notice to other of such breach and which breach is reasonably likely, in the opinion of the terminating party, to permit such party to refuse to consummate the transactions contemplated by this Agreement in accordance with the terms hereof;

(iv) by either Purchaser or Seller by written notice to the other in the event the consummation of such transactions shall have been temporarily or permanently and restrained, enjoined or otherwise prohibited by force of Law or any Person has threatened to seek such a restraint, injunction or prohibition;

(v) by either Purchaser or Seller by written notice to the other in the event that the Closing shall not have been consummated by the time provided for in Section 2.2 if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the party electing to terminate pursuant to this Section 9.4(v) or an Affiliate of such party;

(vi) by Purchaser by written notice to Seller in the event of a Seller Material Adverse Change;

(vii) by Purchaser in the event any third party shall assert or allege, whether or not in writing, that the execution of this Agreement and/or the License Agreement or the consummation of any transaction contemplated hereby or thereby constitutes a breach of an agreement between Seller or any of its Affiliates and such third party; or

(viii) as provided in the letter agreement of even date herewith between the parties hereto

Section 9.5 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 9.4, this Agreement shall become void and have no effect, except that no such termination shall relieve a breaching party from Liability resulting from any breach by that party of this Agreement.

ARTICLE X

MISCELLANEOUS

Section 10.1 Certain Definitions.

For purposes of this Agreement, the following terms shall have the meanings specified in this Section 10.1:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, and in the case of any natural Person shall include all relatives and family members of such Person. For purposes of this definition, a Person shall be deemed to control another Person if such first Person directly or indirectly owns or holds five percent (5%) or more of the ownership interests in such other Person.

 “Books and Records” means all books and records of Seller, including manuals, price lists, mailing lists, lists of customers, sales and promotional materials, purchasing materials, documents evidencing intangible rights or obligations, personnel records, accounting records and litigation files (regardless of the media in which stored), in each case relating to or used in the Business, excluding only Seller’s corporate seal, corporate minute book and stock record books.

“Business” means the business of Seller as conducted or proposed to be conducted on the date hereof and as of the Closing Date.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Contract” means any contract, indenture, note, bond, loan, mortgage, license, instrument, lease or agreement.

“Environmental Law” means any foreign, federal, state or local statute, regulation, ordinance, or rule of common law as now or hereafter in effect in any way or any other legally binding requirement relating to the environment, natural resources or protection of human health and safety including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and the regulations promulgated pursuant thereto.

“Fair Market Value” means, as to the Parent Ordinary Shares, (i) the average closing bid price of the Parent Ordinary Shares on quoted on the London Stock Exchange (or, if the Parent Ordinary Shares are not traded on the London Stock Exchange at the time of determination, the principal exchange or inter-dealer quotation system on which the Parent Ordinary Shares are then traded) over a period of 20 consecutive trading days the latest of which shall be the trading day immediately preceding the date as of which "Fair Market Value" is being determined or, if the Parent Ordinary Shares are not then traded on an exchange or through an inter-dealer quotation system, the fair value of the Parent Ordinary Shares as reasonably determined by the Board of Directors of Parent.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Approval” means any Consent of, with or to any Governmental Body.

“Governmental Body” means any government or governmental or regulatory authority or body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Hazardous Material” means any substance, material or waste which is regulated by the United States, the foreign jurisdictions in which Seller conducts business, or any state, local or foreign governmental authority including, without limitation, petroleum and its by-products, asbestos, and any material or substance which is defined as a “hazardous waste,”“hazardous substance,”“hazardous material,”“restricted hazardous waste,”“industrial waste,”“solid waste,”“contaminant,”“pollutant,”“toxic waste” or “toxic substance” under any provision of Environmental Law.

“Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations and renewals in connection therewith, (d) all mask works and all applications, registrations and renewals in connection therewith, (e) all trade secrets and confidential information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

“IRS” means the United States Internal Revenue Service.

“Knowledge” or words of similar effect means, means (regardless of case) any fact, circumstance, event or other matter in question, of which (i) with respect to VivoQuest, any member of senior management of VivoQuest has actual knowledge or should have had actual knowledge after reasonable due inquiry and (ii) with respect to Purchaser, any member of senior management of Purchaser has actual knowledge or should have had actual knowledge after reasonable due inquiry.

“Law” means any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation or other requirement.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proceedings (public or private), claims or governmental proceedings.

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

“Non-Competition Period” means the period from the Closing Date through the fifth anniversary thereof.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award.

“Permitted Exceptions” means (i) statutory liens for current taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve is established therefor; (ii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business that are not material to the business, operations and financial condition of the property so encumbered or Seller; (iii) zoning, entitlement and other land use and environmental regulations by any Governmental Body, provided that such regulations have not been violated; and (iv) such other imperfections in title, charges, easements, restrictions and encumbrances which do not materially detract from the value of or materially interfere with the present use of the Assets subject thereto or affected thereby.

“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, migration or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (x) clean up, remove, treat or in any other way address any Hazardous Material; (y) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; or (z) perform pre-remedial studies and investigations or post-remedial monitoring and care.

“Seller Material Adverse Change” or “Seller Material Adverse Effect” means the occurrence of any of the following events: the commencement or threat of any litigation, arbitration, investigation or other proceeding before or by any Governmental Body with respect to Seller or any of the Assets or, insofar as Seller, the Assets or the Transaction Documents are concerned, Purchaser or any Affiliate of Purchaser, except for the potential claim in the amount of approximately $25,000 by Hong Kong University Science and Technology Center disclosed in the Seller Disclosure Schedule; the assertion by a third party (including an employer of or consultant to Seller) that any of the Licensed IP (as defined in the License Agreement) infringes the rights of such third party or that Seller does not have the right to enter into the License Agreement with respect to all or any portion of the Licensed IP; or any of Reza Fathi, Zhen Yang or Anthony Sandrasagra ceases to be employer by Seller.

“Subsidiary” means, as to any Person, any other Person of which a 50% or more of the outstanding voting securities or other equity interests are owned, directly or indirectly, by such Person.

“Tax” or “Taxes” shall mean means any federal, state, provincial, local or foreign income, alternative minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales, use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental (including taxes under Section 59A of the Code or any analogous or similar provision of any state, local or foreign law or regulation), real property, personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care, withholding, estimated or other similar tax, duty or other governmental charge or assessment or deficiencies thereof, and including any interest, penalties or additions to tax attributable to the foregoing.

“Tax Return” means any return, report, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Documents” means, collectively, this Agreement, the License Agreement and all other agreements, documents, instruments and certificates executed pursuant hereto or thereto in connection herewith or therewith.

Section 10.2 Publicity . No party shall issue any press release or make any other public announcement relating to the subject matter of this Agreement without the prior written consent of Purchaser.

Section 10.3 Payment of Sales, Use or Similar Taxes; Transfer Taxes. Seller shall be responsible for and pay in a timely manner all sales, use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license and other similar Taxes and fees (“Transfer Taxes”), arising out of or in connection with or attributable to the transactions effected pursuant to the Transaction Documents. Each party hereto shall prepare and timely file all Tax Returns required to be filed in respect of Transfer Taxes that are the primary responsibility of such party under applicable Law; provided, however, that such party’s preparation of any such Tax Returns shall be subject to the other party’s approval, which approval shall not be unreasonably withheld or delayed.

Section 10.4 Expenses. On the Closing Date, or upon any valid termination of this Agreement by Seller prior to the Closing Date pursuant to Section 9.4, subject to receipt of substantiating documentation, Purchaser shall reimburse Seller for up to $50,000 of its reasonable and customary legal fees incurred in connection with the negotiation and execution of the Transaction Documents. Except as provided in the preceding sentence, each party shall bear all costs and expenses incurred by such party in connection with the negotiation and execution of this Agreement and each other Transaction Document, whether or not the transactions contemplated hereby and thereby are consummated.

Section 10.5 Specific Performance. Seller acknowledges and agrees that the breach of this Agreement would cause irreparable damage to Purchaser and that Purchaser will not have an adequate remedy at law. Therefore, the obligations of Seller under this Agreement, including, without limitation, Seller’s obligation to sell the Assets to Purchaser, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith (without the requirement of the posting of a bond or other surety). Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

Section 10.6 Submission to Jurisdiction; Consent to Service of Process. The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located in New York, New York over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 10.7 Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto) represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by Purchaser, in the case of an amendment, supplement, modification or waiver sought to be enforced against Purchaser, or Seller, in the case of an amendment, supplement, modification or waiver sought to be enforced against Seller. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

Section 10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of law principles thereof.

Section 10.9 Table of Contents and Headings. The table of contents and section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

Section 10.10 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally or mailed by certified mail, return receipt requested, to the parties (and shall also be transmitted by facsimile to the Persons receiving copies thereof) at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

If to Seller, to:

VivoQuest, Inc.
711 Executive Boulevard
Valley Cottage, New York 10989
Attn: Peter Tombros
Telecopier: 845-267-0926

With a copy to:

Foley Hoag LLP
Seaport World Trade Center West
155 Seaport Boulevard
Boston, Massachusetts 02210-2600
Attention: Bruce Kinn, Esq.
Telecopier: 617-832-7000

If to Purchaser:

XTL Biopharmaceuticals Inc.
275 Grove Street, Suite 2-400
Newton, Massachusetts 02466
Telecopier: 617-663-5353

With a copy to:

Law Office of Kenneth G. Alberstadt PLLC
111 Broadway, 18th Floor
New York, New York 10006
Attention: Kenneth G. Alberstadt, Esq.
Telecopier: (212) 404-7567

Any such notice or communication shall be deemed to have been received (i) when delivered, if personally delivered or transmitted by electronic mail, with receipt acknowledgment by the recipient by return electronic mail, (ii) when sent, if sent by facsimile on a business day during normal business hours (or, if not sent on a business day during normal business hours, on the next business day after the date sent by facsimile), (iii) on the next business day after dispatch, if sent by nationally recognized, overnight courier guaranteeing next business day delivery, and (iv) on the 5th business day following the date on which the piece of mail containing such communication is posted, if sent by mail.

Section 10.11 Bulk Sales. Purchaser and Seller hereby waive compliance by the other with the provisions of the bulk sales laws of any jurisdiction, to the extent applicable to the transactions contemplated by this Agreement. Seller shall indemnify and hold harmless Purchaser and the other Purchaser Indemnitees from and against any and all Losses resulting from or arising out of any noncompliance or alleged noncompliance by Purchaser or Seller with such bulk sales laws.

Section 10.12 Severability. If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

Section 10.13 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Except as provided in Article VIII, nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by any party hereto (by operation of law or otherwise) without the prior written consent of the other party hereto and any attempted assignment without the required consents shall be void, provided that no such consent shall be required (i) for any such assignment of Purchaser’s rights and obligations hereunder (a) in connection with a sale or other transfer (whether directly or indirectly, including by merger or consolidation) of the Business, (b) to an Affiliate of Purchaser or (c) as security for the obligations of Purchaser or any Affiliate of Purchaser under a credit agreement entered into with a bank or other financial institution or (ii) for any such assignment of Seller’s rights and obligations hereunder in connection with the assignment of this Agreement (together with its remaining transferable assets, if any) by Seller to a liquidating trust in accordance with applicable Law.

Section 10.14 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

Section 10.15 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement effective as of the date and year first above written.

VIVOQUEST, INC.

By:	/s/
Name:
Title:

XTL BIOPHARMACEUTICALS INC.

By:	/s/
Name:
Title:

SCHEDULE I

Included Contracts

Industrial Real Estate Lease dated November 15, 2004 between Suga Development, L.L.C. and Seller

Agreement effective May 12, 2003 between ReBLikon GmbH and Seller

CAS Scifinder License Agreement between Seller and the American Chemical Society, through its Chemical Abstracts Services division